                                                         EXHIBIT 11

                       Aon Corporation and Subsidiaries

                 CONSOLIDATED NET INCOME PER SHARE COMPUTATION


    (millions except per share data)

                                                                   First Quarter Ended
                                                                  ----------------------
                                                                  March 31,    March 31,
                                                                    1996         1995
                                                                  ---------    ---------
    EARNINGS PER SHARE
         Net income.............................................   $118.9       $111.2
         Preferred stock dividends..............................      5.1          6.8
                                                                   ------       ------
           Net income less preferred stock dividends............   $113.8       $104.4
                                                                   ======       ======

         Average common shares issued...........................    111.4        110.6
         Net effect of treasury stock activity..................     (3.1)        (2.4)
         Net effect of dilutive stock compensation plans based
            on the treasury stock method........................      1.4          0.5
                                                                   ------       ------
              Average common and common equivalent shares
               outstanding......................................    109.7        108.7
                                                                   ======       ======
    Net income per share .......................................   $ 1.04       $ 0.96
                                                                   ======       ======


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